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March 7, 2007

Dear Wells REIT Stockholder:

As an investor in Wells REIT, you have chosen to take advantage of Wells REIT's unique share redemption program (SRP). In the original structuring of Wells REIT, we recognized that at times investors may have liquidity needs and felt strongly about providing a means, within the securities guidelines, for those stockholders to redeem shares. The good news today is that the SRP is currently scheduled to be reinstated the last week of March unless additional material information becomes available to us that the REIT Board of Directors believes needs to be disclosed to investors prior to their making an informed decision on a redemption. I wanted to take this opportunity to inform you of what you can anticipate between now and the last week in March.

  First, a dividend check for $0.1467 per share for the first quarter of 2007 will be mailed to you the week of March 19, 2007.
  Second, for shares purchased prior to the special distribution in June 2005, your redemption check in the amount you paid per share, less $1.62, the prior distributions of net sale proceeds, is scheduled to be mailed the last week in March. For example, if you originally invested at $10.00 per share, you received $1.62 per share as a special distribution in a check dated June 14, 2005. The original $10.00 minus the $1.62 you received means your redemption would be processed at $8.38 per share.
  Third, for shares purchased after the special distribution in June 2005, your redemption will equal the amount you paid per share.

As you know, the Wells REIT's SRP was temporarily suspended in January 2007 so that new information regarding the internalization of the REIT's advisor and the repercussions of that internalization could be provided to you. It is our intent to keep you current on the latest news regarding your REIT so that you may make informed decisions regarding your investment. By now you should have received several very important pieces of correspondence from Wells.

  On February 5, 2007, we mailed you a letter announcing the Wells REIT Form 8-K filing with the SEC disclosing the agreement to acquire, or "internalize," its external advisors.
  On February 26, 2007, Wells REIT filed a proxy statement with the SEC requesting stockholder approval on the internalization proposal, along with several other related proposals. By this time you should have received or will soon receive your proxy packet. We encourage you to read all documents in the packet carefully and consider these proposals when making decisions regarding your Wells REIT investment.

Based on all information provided, if you wish to cancel your redemption request, please complete the enclosed Wells REIT Redemption Cancellation Request Form and return it to Wells. The form must be received by Wells by March 23, 2007. If you still wish to redeem your shares, no action is required, and your request will be processed according to the guidelines outlined in the prospectus. As mentioned above, the SRP price currently remains at the amount you paid per share, less prior distributions of net sale proceeds (such as the special distribution of $1.62 per share in June 2005).

As always, if you have questions or concerns, please feel free to contact the Wells Client Services Department at

800-557-4830 or via e-mail at investor.services@wellsref.com. Thank you for your continued trust and confidence as a Wells REIT investor.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

Chairman of the Board

Wells Real Estate Investment Trust, Inc.

Enclosure

cc: Financial Representative (Continued on reverse)

Disclosures

This correspondence may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of the quality, nature, and cost of future actions, the amount and timing of the sale of real estate assets, and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

Cautionary Statements

In connection with this proposed transaction, Wells REIT has filed a proxy statement and other related materials with the SEC. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement has been mailed to Wells REIT stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by Wells REIT with the SEC free of charge at the SEC's Web site at www.sec.gov or from Wells REIT's Web site at www.wellsreit.com or by calling Wells REIT's Client Services Department at 800-557-4830. Wells REIT's directors, executive officers, and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Wells REIT in favor of the proposed transaction. Information about Wells REIT, its directors and its executive officers, and their ownership of Wells REIT's securities, are set forth in the proxy statement.